SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MAY 29, 2007
(TO PROSPECTUS DATED APRIL 26, 2007)

$267,858,014
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-J2
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-J2

This Supplement revises the Prospectus Supplement dated May 29, 2007 to the Prospectus dated April 26, 2007 with respect to the above captioned series of certificates as follows:

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Countrywide Securities Corporation

The date of this Supplement is May 30, 2007.

Under the section heading “Additional Considerations Related to the Exchangeable Certificates” on page S-27 of the Prospectus Supplement, the word “and” is deleted from the second to last bullet point, the “.” is deleted and replaced with “; and” in the last bullet point and the following is added as a new last bullet point:

•
with respect to Recombination 2 in Annex II on or after the distribution date in June 2012, holders of the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates and holders of the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates.

On page S-58 of the Prospectus Supplement, the “.” at the end of the first paragraph under the subsection heading “Exchangeable Certificates” is deleted and replaced with the following:

, except that on or after the Distribution Date in June 2012 with respect to Recombination 2 in Annex II, holders of the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates and holders of the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates.

In the table on page II-1 of Annex II to the Prospectus Supplement under the column heading “Classes of Depositable Certificates”, “ (5)” is added immediately following the words “Recombination 2”.

In the footnotes to the table on page II-1 of Annex II to the Prospectus Supplement, the following is added as new footnote number (5) immediately following footnote number (4):

On or after the Distribution Date in June 2012, holders of the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates and holders of the Class 2-A-1, Class 2-A-2 and Class 2-A-5 Certificates will not be permitted to exchange those classes of certificates for the Class 2-A-6, Class 2-A-7 and Class 2-A-8 Certificates.